Exhibit 99.7

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Lincoln Financial Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Lincoln Financial and Jefferson-Pilot Corporation, which is part of the Registration Statement, of our opinion dated October 9, 2005 appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinions of Financial Advisors—Opinions of Jefferson-Pilot’s Financial Advisors”, “The Merger—Background of the Merger”, “—Jefferson-Pilot’s Reasons for the Merger and Recommendation of Jefferson-Pilot’s Board of Directors”, “—Opinions of Financial Advisors—Opinions of Jefferson-Pilot’s Financial Advisors—Opinion of Morgan Stanley”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Morgan Stanley & Co. Incorporated

New York, New York

December 8, 2005